Appendix E – Finisterre Code of Ethics

Contents

A.	Bribery Policy

B.	Personal Gifts and Benefits Policy

C.	PAD Policy

D.	Pay to Play Policy

Preamble

Finisterre Capital LLP (the ‘Firm’) is authorised and regulated by the Financial Conduct Authority (the “FCA”) in the UK. Finisterre Malta Limited (the ‘’Manager’’) is authorised as an Alternative Investment Fund Manager (‘AIFM’) and regulated by the Malta Financial Services Authority (“MFSA”). Both Finisterre Malta Limited and Finisterre Capital LLP are SEC Registered Advisers with the Securities Exchange Commission in the US (“SEC”).

The Company is adopting this Code of Ethics, jointly with the Firm. In this document “Finisterre” means the Firm and the Company. Reference to “Compliance Officer” shall mean the Chief Compliance Officer (in the case of Firm employees) and the Compliance Officer (in the case of the Company’s employees).

A. Bribery Policy

The UK Bribery Act 2010 (“BA”) establishes four categories of offence:

1.	Bribing another person (Section 1 of BA); [1]

2.	Being bribed (Section 2 of BA); [2]

3.	Bribing a foreign public official (“FPO”) or offering a financial advantage (Section 6 of BA); [3]

4.	Failure of a commercial organisation to prevent third parties paying bribes on its behalf (Section 7 of BA). [4]

The first three offences are capable of being committed by an individual or an organisation, whilst the fourth can be committed by an organisation only.

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1    Offer, promise or give (directly or indirectly) to another a financial or other advantage in connection with a person performing a relevant function improperly. A relevant function includes an activity connected to a business or performed in the course of employment where the person performing it was expected to perform it in good faith, impartially or in a position of trust.
2    Request, agree to receive or accept a financial or other advantage in connection with a person performing a function improperly.
3    With the intention of influencing the FPO in his capacity, in order to obtain or retain business or an advantage in the conduct of business.
4    An associated person bribes another person intending to obtain or retain business or an advantage in the conduct of business for an organisation. It is a defence for the organisation to prove that despite a particular case of bribery it nevertheless had adequate procedures in place to prevent persons associated with it from bribing.

Appendix E – Finisterre Code of Ethics

The BA covers bribery of private persons as well as public officials, irrespective of intent and introduces the corporate offence of failing to prevent bribery. Facilitation payments remain illegal under the Act, even if they are permitted by local custom.
The penalties for Bribery itself include 10 years imprisonment and an unlimited fine for individuals and an unlimited fine for companies. “Senior Officers” (broadly defined and includes directors) are also guilty of the same offence as the organisation they manage, where they are deemed to have given their consent or connivance to one of the offences referred to above. Omitting to act could be regarded as consent.

The proceeds derived from acts of bribery are likely to be considered as “criminal property” for the purposes of UK anti-money laundering legislation and should be reported to the Serious Organised Crime Agency (“SOCA”). Failure to do so can result in up to 5 years’ imprisonment and an unlimited fine. The penalties for money laundering are up to 14 years’ imprisonment and an unlimited fine.

Persons convicted of bribery may also be disqualified from holding a UK director position for up to 15 years.

Failing to prevent bribery

The offence of failing to prevent a person associated with the organisation from bribing another person on its behalf, only applies to “commercial organisations”. This includes entities incorporated in the UK, regardless of where they conduct their business AND entities incorporated outside of the UK that conduct their business in the UK.

An “associated person” includes persons who perform services for or on behalf of the organisation regardless of their capacity. This will generally include employees, agents, subsidiaries and joint venture partners.

Although it is a strict liability offence (i.e. there is no need to prove intent), it is a defence to demonstrate that despite the bribery taking place, the organisation had “adequate procedures” to prevent bribery.

No offence of bribing a FPO is committed if the FPO is permitted or required by applicable local laws to be influenced by the offer, promise or gift.

Extra-Territoriality of the Offences

The offences referred to under Sections 1, 2 and 6 of the BA are committed if (a) no ingredient of them takes place in the UK but the relevant act or omission would be an offence if it had taken place in the UK and (b) the individual offender has a close connection to the UK.

Defence - Adequate procedures

Anti-bribery procedures should be proportionate to the risks faced by an organisation. Small companies are not generally required to have policies as extensive as large multi-national organisations and where no risk of bribery exists, an organisation will not be required to have any anti-bribery procedures in place (although this is unlikely to be the case for most organisations and would be very difficult to prove without having conducted, and documented, a review of its bribery risks).

Appendix E – Finisterre Code of Ethics

Principles
The guidance published by the Ministry of Justice 5 (“the Guidance”), recommends that organisations adopt a risk based approach to managing the risk of bribery and establishes six key principles to assist organisations in creating robust policies and procedures. These principles are as follows:

1.
Proportionate procedures - the organisation should develop clear and precise policies and procedures to avoid the risk of bribery. These should be proportionate to the risk associated with the size, nature and complexity of the business and its activities and establish clear reporting lines and methods of escalating any issues identified.

2.
Top level commitment - the culture of the organisation should be seen to flow from senior management down. It is therefore important that the top-level management (board of directors, partners, governing body etc.) takes responsibility for communicating the organisation’s anti-bribery stance and ensuring it is adhered to.

3.
Risk assessment – a thorough assessment of the risks faced by the organisation should be conducted on an ongoing basis. This assessment should consider both the internal and external risks of bribery. In particular, transactions conducted in riskier jurisdictions or with foreign public officials should warrant a higher degree of assessment.

4.	Due diligence – where risks are identified, appropriate investigations should be conducted to ensure bribery is not occurring. This will include a review of all associated persons.

5.
Communication (including training) – the communication of the organisation’s policies and procedures is as important as the policies themselves and this should be evidenced. The senior management should ensure that all associated persons are aware of the organisation’s policies and procedures and agree to comply with them, or have adequate policies and procedures in place. Training should also be conducted for all Staff initially when they join Finisterre and then on an ongoing basis as necessary.

6.
Monitoring and review – The policies and procedures should be reviewed annually and updated where appropriate. The organisation should also incorporate bribery into its internal monitoring programme and record any incidents and actions taken.

Policies and Procedures

Staff may not give, agree to give or offer any benefit or other consideration to any person including a public official or an employee in the private sector as an inducement or reward for that person doing or not doing an act in relation to his principal affairs or business.
It is an offence just to offer such a gift or other consideration whether or not the offer is accepted or acted upon. The provision or acceptance of cash gifts is strictly prohibited. It should be noted that this is an area that is being closely scrutinised by regulators and the UK Serious Fraud Office (and equivalent bodies in other jurisdictions).

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5    “Guidance about procedures which relevant commercial organisations can put in place to prevent persons associated with them from bribing”.

Appendix E – Finisterre Code of Ethics

Staff may not request, agree to receive or accept any benefit or other consideration from any person as an inducement or reward for doing or not doing an act in relation to his principal affairs or business.

In the event that such an offer is received, Staff concerned should report that fact to the Compliance Officer.

A quarterly self-certification of compliance with Finisterre’s anti-bribery policy should be provided to Compliance by all Staff.

Risk Assessment

Finisterre is dedicated to ensuring that it adequately assesses and categorises risk. The Firm maintains a risk register detailing the risks to which the Firm is exposed. In assessing the Firm’s risk of bribery, it has considered five key areas:

•	Country Risk

•	Sectoral Risk

•	Transaction Risk

•	Business Opportunity Risk

•	Business Partnership Risk

Country Risk and Sectoral Risk

The Firm operates from a low risk jurisdiction, i.e. the UK. Nevertheless, the Firm recognises that its business involves transactions in certain emerging market jurisdictions with higher risk of bribery (country risk). In some instances, the industries in which the Firm invests, such as construction, infrastructure and extractive industries, may also present a higher risk of bribery (sectoral risk).

Notwithstanding the country and sectoral risk to which the Firm (and inter alia the Company) may be exposed, the Firm considers that its overall bribery risk is mitigated by the nature of its transactions and its internal controls.

Transaction Risk

The Firm transacts only with regulated counterparties.

All marketers receive training at least annually in anti-bribery issues and are required to certify compliance with Finisterre’s anti-bribery policies and procedures on a quarterly basis.

Payments to marketers are reviewed by the Chief Executive Officer of the Firm to ensure that they are in accordance with contractual terms and do not appear unusual. This will include any large transactions, a large number of small payments, unusual, complex or secret payments, payments where there are multiple counterparties or payments where local government permission is required. Similarly, all expenses, including gifts and hospitality expenditure by Staff, are reviewed by the Chief Executive Officer. The Chief Executive Officer receives anti-bribery training and is aware of the role which his review plays in mitigating Finisterre’s risk.

Appendix E – Finisterre Code of Ethics

Except in rare cases, Finisterre does not take a management role in its portfolio companies, such as a seat on the investee company’s management board. Where an employee of Finisterre does hold such a position, the sanction of Finisterre’s Senior Management (“SM”) is required and SM will monitor the continued appropriateness of that position over time, via the Chief Compliance Officer. SM’s assessment will include a consideration of the bribery risk presented by the investment and the employee’s management position. The employee concerned will enquire into the investee company’s anti-bribery policies and procedures, and will consider whether the contracts entered into or proposed by the investee company may indicate or present a risk of bribery. Any suspicions of bribery will be reported to the Chief Compliance Officer.

Business Opportunity Risk

Finisterre regularly assesses its internal risk of bribery. In order to minimise this risk Finisterre ensures:

•	SM actively express a commitment to reducing the risk of financial crime, including bribery and corruption.

•	Policies and procedures are reviewed annually.

•	Staff are provided with relevant, understandable and effective training.

•	Finisterre prohibits the provision of cash to Staff (apart from de minimis amounts to cover small incidental expenses).

•	Finisterre prohibits the receipt or giving of cash gifts.

•	Finisterre requires gifts above £150 and hospitality above £250 in value (given or received) to be reported and maintains a register of such items.

•	References are sought and checked when recruiting new Staff.

•	Quarterly self-certification by employees that anti-bribery policies and procedures (among others) have been followed.

•	Quarterly self – certification by Staff of their fitness and propriety and financial soundness are received.

•	The Manger and the Firm maintains clear and confidential anti-bribery reporting lines.

•	Staff are liable for disciplinary action, which may include summary dismissal, for failing to comply with the Finisterre’s policies and procedures, including its anti-bribery policies and procedures.

•	The Risk Register is regularly reviewed by Senior Management which includes Finisterre’s exposure to financial crime and bribery risk and the systems and controls in place to mitigate this risk.

Business Partnership Risk

Finisterre does not use third party marketers based in any higher risk jurisdictions. Where Finisterre uses the services of third parties marketers or agents to identify investment opportunities, Finisterre ensures that the third parties are made aware that it does not condone any form of bribery, and are requested to confirm their own anti-bribery commitment. The Board approves all contracts with marketers or agents.

Employee Obligations

Finisterre requires all employees to comply with its policies and procedures. Any breach of such provisions may result in disciplinary action by Finisterre and potentially criminal prosecution. The Compliance Officer has overall responsibility for the implementation and continued monitoring of Finisterre’s anti-bribery policy.

Appendix E – Finisterre Code of Ethics

All Staff must report any concerns or suspicions of actual, attempted or suspected bribery to the Compliance Officer. All reports will be fully investigated and reported to SM.

It is important that you do not discuss your concerns or suspicions with anyone other than the Compliance Officer, regardless of their seniority. The only exception is if your concerns relate to the Compliance Officer him/herself; in these circumstances you should discuss your concerns with a member of senior management.

Appendix E – Finisterre Code of Ethics

B. Personal gifts and benefits Policy

1.	Introduction

Finisterre must take reasonable steps to prevent it or, any person acting on its behalf, from:

•	accepting or offering any inducements; or

•	directing or referring any actual or potential business to another person on its own initiative;

if it is likely to conflict with any responsibility Finisterre has toward its Clients. 6

2.	Prior Notification

All Staff are required to notify Compliance in writing of any gift or benefit given to or received from Clients or intermediaries valued at £150 or more. The Compliance Officer will maintain a register of all such notifications, for 5 years from the date of request.

3.	Ordinary business courtesy

The only exception to this rule is if a member of Staff gives or receives an “ordinary business courtesy” up to the value of £250. “Ordinary business courtesy” include business lunches, dinners, drinks and other reasonable business entertainment that is neither repeated nor excessive and the main purpose of which is to further business relationships. Therefore, for example, a dinner that costs more than £250 per person should be reported to Compliance.

4.	Cash and cash equivalents

Under no circumstances may cash or cash convertible gifts be offered or accepted. Any such gift offered in the course of, or in connection with, a current or prospective business relationship must be declined and reported immediately to Compliance.

5.	Quarterly self-certifications

At every quarter end, a signed self-certification form will be issued by Compliance and must be completed and returned to Compliance. This includes certifications relating to personal account dealings and gifts/inducements.

Finisterre’s  1940 Act G&E  Policy
SUPPLEMENTAL POLICY CONCERNING BUSINESS GIFTS AND ENTERTAINMENT IN LINE WITH THE PROHIBITION IN SECTION 17 (e)(1) of the 1940 Act

The Guidance highlights the conflict of interest that arises when certain investment adviser personnel
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6    In this regard, you are specifically reminded of the FCA’s Principle 6 + MFSA Conduct of Business rules as per the Company’s compliance manual, which requires us to pay due regard to the interests of our Clients and treat them fairly.

Appendix E – Finisterre Code of Ethics

are presented with gifts or entertainment from persons doing business or hoping to do business with a registered investment company (“fund”) and indicates that this may implicate Section 17( e) of the 1940 Act .  The example provided in the Guidance of a violation is of a fund portfolio manager accepting gifts or entertainment from a broker dealer for the purchase or sale of fund’s portfolio securities.

Further to the Guidance, the following requirements apply in respect of 1940 Act Persons, in respect of certain business gifts and entertainment from 1940 Act Brokers.

1.	DEFINITIONS
.

a.
“Guidance” means the SEC Division of Investment Management February 2015 Guidance addressing “Acceptance of Gifts or Entertainment by Fund Personnel – Section 17 ( e) (1) of the Investment Company Act of 1940”

b.	“1940 Act Brokers” means any brokers and counterparties which trade with or for, or which may be expected to trade with or for, a Mutual Fund

c.
“1940 Act Person “means any person advising or executing trades in respect of a Mutual Fund, and anyone in a position to influence the use or choice of a broker or counterparty.  Over and above the portfolio managers, in the case of the Firm this will currently apply to Operations persons undertaking hedging or repos for a Mutual Fund, and the Chief Risk Officer (FML) due to his role in the Approved Counterparty process.

d.	“Mutual Funds” refers to U.S. Registered Investment Companies to which the Firm acts as advisor.

2.	RECEIPT OF GIFTS OR ENTERTAINMENT BY 1940 ACT PERSONNEL

a.
Subject to pre-clearance by CCO (below), 1940 Act Person may not accept any gifts, meals, entertainment or compensation from any entity involved in the purchase or sale of any property to or for a Mutual Fund.  In the case of the Firm this means 1940 Act Brokers.

b.
Pre-Clearance by CCO
There may be limited circumstances where the CCO is in a position to allow a gift or entertainment from a 1940 Act Broker to a 1940 Act Person.  For instance it is likely that it would be permitted for a 1940 Act Person to attend an industry seminar/drinks hosted by a 1940 Act Broker provided that it is a general event and not a small group; or to participate in general entertainment events hosted by a 1940 Act Broker, such as a summer or holiday party.

Appendix E – Finisterre Code of Ethics

C. Personal Account Dealing Policy

Personal Account Dealing Policy (“PAD Policy”) in relation to certain designated investments as defined in the FCA Handbook

Rules Reference:    FCA, COBS, 11.7; Rule 204A-1 under the Investment Advisers Act; MFSA Rules (as defined in the Company’s Compliance Manual).

Summary:    The arrangements are to ensure that:

(1) all “Access Persons” are aware of the restrictions on personal transactions, and of the measures established by Finisterre in connection with the personal transactions and disclosure of the same; and

(2) Finisterre is informed in advance of any personal account transactions entered into by any member of Staff, either by notification of that transaction or by other procedures enabling us to identify such transactions.

An “Access Person” is a Supervised Person who has access to non-public information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are non-public.

A "Supervised Person" means Finisterre's partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of Finisterre and are subject to Finisterre's supervision and control.

These procedures and restrictions apply to each member of Staff of Finisterre and their connected persons (e.g., spouses and children under 18).

For the avoidance of doubt no non-employee may provide investment advice on behalf of the Firm without the CCO’s consent.

These procedures and restrictions do not extend to:

i.
Collective investment schemes (“CIS”), registered open end funds (other than CISs and registered funds managed by Finisterre or whose adviser or principal underwriter controls Finisterre, is controlled by Finisterre, or is under common control with Finisterre), such as unit trusts and life policies (including those relating to the emerging markets in which the Funds invest, which are more explicitly described in the Funds’ offering documents (“Emerging Markets”));

ii.	FX Trades not linked to a designated investment; and

Appendix E – Finisterre Code of Ethics

iii.	Personal transactions effected under a discretionary managed portfolio service

A.	If a member of Staff is precluded from entering into a transaction for his/her own account (or connected persons accounts) he/she must not (except in the proper course of his/her employment):

i.	Advise or procure any other person to enter into such a transaction; or

ii.
Communicate any information or opinion to another person if he/she knows or ought to know, that the person will, as a result, enter into such a transaction, or counsel or procure some other person to do so.

B.
This PAD Policy is drawn explicitly to the attention of each member of Staff, the contents of which are made a term of their contract of employment and detail the restrictions and the basis on which Staff may undertake personal account transactions.

C.
Exceptions to the requirements and restrictions may be granted on a case-by-case basis but only in respect of legacy positions or where there would be no possible conflict with the interests of the Funds. Such exceptions shall be signed off by the Compliance Officer or individuals within the Compliance function authorised by the Compliance Officer to provide such authorisations (the “Authorised Compliance Individual”).

D.
Where there is doubt, reference should be made to the Compliance Officer or the Authorised Compliance Individual. No other member of Staff may give permission to a personal account transaction. In the event that both are unavailable, such approval may be obtained from the Chief Executive Officer of the Firm, who also approves personal account transactions for the Compliance Officer.

E.	All Staff are expected to understand the types of instruments and markets in which the Funds invest.

F.
You should note that the PAD Policy and your undertaking is legally binding and any breach of this PAD Policy can lead to your dismissal and possibly from being employed within a controlled function (or equivalent in other jurisdictions) in the financial services industry. Additional possible sanctions for a breach may include a court awarding damages against you for losses suffered by Finisterre as a consequence of your acting in breach of the undertaking or disciplinary action taken against you by a regulatory authority.

G.	Procedures
Unless expressly stated otherwise, these procedures and restrictions apply to each member of Staff of Finisterre, and any entity he or she owns and controls, and their connected persons (e.g. spouses and children under 18 or otherwise financially dependent on the relevant member of Staff).

The following sets out the rules for members of Staff with respect to personal investments which we have categorised as either “Prohibited Investments” or “Permitted Investments”. To the extent that an investment is not a Prohibited Investment it is a Permitted Investment but will be subject to pre-clearance requirements.

i.	Prohibited investments:

Appendix E – Finisterre Code of Ethics

Save in the case of investments already held before becoming an Access Person (in respect of which specific approval must be obtained from the Compliance Officer) no approval will be given in respect of the following investments (or any options or derivative instruments related thereto):

a.	Emerging Markets listed equities or equities listed on a non-Emerging Markets exchange with operations primarily in Emerging Markets (“Emerging Market Equities”);

b.	fixed-income securities where the issuer is located in Emerging Markets or has substantially all of its operations located in Emerging Markets (“Emerging Market Debt”); and

c.
any non-Emerging Market Equities position (long or short) or non-Emerging Market Debt position (long or short) held by a Fund, or which (to the best of a member of Staff’s knowledge and belief) is intended to be held by a Fund.

ii.	Permitted Investments

The following Permitted Investments will be subject to a 90 day holding period:

a.	funds investing in global Emerging Markets Equities or funds dedicated to the equity market of a specific country or region of Emerging Markets; and

b.	Emerging Markets country indices or baskets (including but not limited to exchange traded funds).

All other Permitted Investments will be subject to a 30 day holding period.

iii.	Preclearance required

Subject to section J below, all Permitted Investments must be pre-approved by the Authorised Compliance Individual or Compliance Officer before they are entered into.

In addition, all members of Staff (including their connected persons) may not acquire:-

a.	any direct or indirect beneficial ownership in any securities in any initial public offering; or

b.
any beneficial ownership in any securities in any private placement of securities or investment opportunity of limited availability (e.g. a hedge fund or a private equity fund, including hedge funds managed by Finisterre); or

c.	any registered open end fund managed by Finisterre or whose adviser or principal underwriter controls, is controlled by or is under common control with Finisterre.

Unless, in either case, the Compliance Officer has given express prior written approval.

H.	Reporting Obligations

i.	Initial Holding Requirement: Staff must:

Appendix E – Finisterre Code of Ethics

a.	sign an acknowledgement and declaration of continued compliance with the PAD Policy; and

b.
within 10 days of becoming an Access person, submit a list of stocks and other holdings held by them together with details of all relevant brokers, which must be current as of a date no more than 45 days prior to the date the Staff member became an Access person.

ii.	Relevant Account notification (and verification by Compliance as to discretionary management) Staff must:

a.
notify Compliance of the existence and details of any accounts with any broker, dealer or bank with whom securities are held irrespective of whether these accounts are discretionary managed or not (“Relevant Accounts”) on establishment ; and

b.
not allow any trades to be made in such an account until Compliance has made a determination as to whether any such account is discretionary managed or not.

For clarity, those accounts which would need to be notified as Relevant Accounts would include ISAs, Pensions and child trust funds however would not include accounts that just hold cash.

iii.	Quarterly Reporting: On a quarterly basis all Staff must sign a quarterly declaration of their personal account holdings and provide Finisterre with details of:

a.	any acquisitions or dispositions of securities that take place (i.e. not cash). These include gifts (received and given) or donations of securities to charity; and

b.	the existence and details of any Relevant Accounts not already notified.

iv.	Annual Reporting Requirement: All members of Staff will need to provide personal account statements to Compliance annually, as well as more frequent statements on request.

I.	Prohibited Activities

Fraud, Deceit and Manipulation

All members of Staff are prohibited from engaging in any conduct that is deceitful, fraudulent, or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of securities by a Client.

No member of the Staff shall, directly or indirectly, in connection with the purchase or sale of a Security held or to be acquired (as described below) by a Client:

Appendix E – Finisterre Code of Ethics

i.	employ any device, scheme or artifice to defraud the Client;

ii.
make any untrue statement of material fact or omit to state any material fact to the client necessary in order to make the statements made to the Client, in light of the circumstances under which they are made, not misleading;

iii.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Client; or

iv.	engage in any manipulative practice with respect to the Client.

For purposes of this section, a “Security held or to be acquired” by a Client means:

i.	any security that, within the most recent 15 calendar days, is or has been held by a Client, or is being or has been considered by the Firm for purchase by a Client; and

ii.	any option to purchase or sell, and any security convertible into or exchangeable for, any security described above in (i).

J.	Exceptions for Consultants and Connected Persons

i.	Connected Persons: Connected Persons are exempt from the pre clearance requirements other than for IPO’s or Limited Offerings, or in cases where the trade is directed by the Access Person;

ii.
Contractors and Consultants: For the avoidance of doubt consultants are not Access Persons however Compliance will have the ability to treat any Consultant as an Access Person if they deem it to be appropriate;

Appendix E – Finisterre Code of Ethics

D. POLICIES AND PROCEDURES RELATING TO U.S. POLITICAL CONTRIBUTIONS AND PAYMENTS TO THIRD-PARTY SOLICITORS

I.	Introduction
To the extent Finisterre provides or seeks to provide investment advisory services to a government entity, 7 Finisterre will take the measures described herein to seek to ensure that contributions to an official of such government entity and payments to any third party who is engaged to solicit advisory business from such government entity are not made with the purpose of influencing the award of an advisory contract or the decision to invest in a covered investment pool managed by Finisterre. All italicized terms used in these procedures are defined in Section III, “Definitions”.
In this regard, Finisterre has adopted policies and procedures in order to comply with Rule 206(4)-5 under the U.S. Investment Advisers Act of 1940, as amended (the “Rule”). 8 The Rule, with certain exceptions, prohibits Finisterre from:

(i)
receiving compensation for providing investment advisory services to a government entity, directly or indirectly, for two years after Finisterre or any of its covered associates makes a contribution to an official of such government entity;

(ii)
coordinating, or soliciting any person or political action committee to make, (a) contributions to an official of a government entity to which Finisterre is providing or seeking to provide advisory services or (b) payments to a political party of a state or locality where Finisterre is providing or seeking to provide advisory services to a government entity; and

(iii)
making or agreeing to make payments to third parties to solicit advisory business from a government entity on behalf of Finisterre unless such third parties are registered investment advisers or registered broker-dealers who are themselves subject to similar restrictions regarding contributions to officials of government entities as Finisterre.

The Rule applies only to the extent that Finisterre provides or seeks to provide investment advisory services to a government entity, either directly or through a government entity’s investment in a covered investment pool managed by Finisterre.

II.	Procedures

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7    Finisterre will be deemed to be seeking to provide investment advisory services to a government entity when it responds to a request for proposal, communicates with the government entity regarding the entity’s formal selection process for investment advisers or engages in some other solicitation of the government entity for the purpose of providing advisory services to such government entity, either directly or through a government entity’s investment in a covered investment pool managed by Finisterre.
8    Finisterre may have additional responsibilities under the code of conduct of a government program or plan it manages and/or the laws of the state or city in which such program or plan is located. (See, for example, the Code of Conduct of the New York State and Local Employees’ Retirement System, the New York State and Local Police and Fire Retirement System and the New York State Common Retirement Fund at www.osc.state.ny.us/pension/codeofconduct.pdf.)

Appendix E – Finisterre Code of Ethics

These procedures seek to ensure that neither Finisterre nor any of its covered associates makes or has made a contribution in violation of the restrictions on political contributions. In addition, these procedures prohibit Finisterre from paying or entering into an agreement to pay a third party to solicit advisory business from a government entity on its behalf unless such third party has affirmed its status as a regulated person.
A)    Prohibited Political Contributions

(i)	Political Contributions to:

a.
Candidates: Except for certain de minimis contributions (described below), covered associates of Finisterre are prohibited from making any contribution to any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for U.S. state or local office, including any such person who is running for U.S. federal office (a “Candidate”).

b.
Political Action Committees and State and Local Political Parties: Except for certain de minimis contributions (described below), covered associates of Finisterre are prohibited from making any contribution to a political action committee or a state or local political party closely associated with a Candidate.

Certain De Minimis Contributions: Covered associates of Finisterre are permitted to make contributions per election of up to $350 in the case of a contribution to an official for whom such covered associate is entitled to vote and up to $150 in the case of a contribution to an official for whom such covered associate is not entitled to vote, provided that the covered associate represents that such contribution was not made with the purpose of influencing the award of an advisory contract or the decision to invest in a fund managed by Finisterre and is not likely to have the effect of influencing the award of an advisory contract or the decision to invest in a fund managed by Finisterre.

(ii)	Coordination and Solicitation of Contributions and Payments
Covered associates of Finisterre are prohibited from:-

a.
coordinating or soliciting any person or political action committee on or after March 14, 2011 to make (a) a contribution to a Candidate, or (b) a payment to a political party of a U.S. state or locality for the purpose of influencing the award of an advisory contract or the decision to invest in a covered investment pool managed by Finisterre; or

allowing a Candidate to use their name or the Finisterre name on any fundraising literature, or

b.	sponsoring a meeting or conference which features a Candidate as an attendee or guest speaker and which involves fundraising for such person.

(iii)	Exception for Certain Returned Contributions: The prohibition of the Rule (on receiving compensation for providing advisory services to a government entity

Appendix E – Finisterre Code of Ethics

for two years after Finisterre or a covered associate has made a contribution to an official of such government entity) will not apply in certain instances where the triggering contribution is returned. In the event the Chief Compliance Officer discovers that a covered associate has made a contribution in violation of these procedures, the Chief Compliance Officer will within four months after the date of the contribution and 60 days after discovering the contribution, require the covered associate to seek to obtain a return of the contribution and hereby informs the covered associate that the failure to do so may result in termination of the covered associate’s employment with Finisterre without prior notice. Finisterre’s reliance on this exception for returned contributions is limited to no more than two times per a 12-month period and no more than once for each covered associate, regardless of the time period.

(iv)	Indirect Violations: Neither Finisterre nor any of its covered associates may do anything indirectly that would result in a violation of these procedures.

(v)
Certification of Compliance with the Procedures. Each covered associate will be required to make a quarterly certification that he or she has not made a direct or indirect contribution or payment to a Candidate, a political action committee or a political party of a U.S. state or political subdivision thereof on or after March 14, 2011 in violation of these procedures.

B)    Special Disclosure Prior to Hire, Promotion or Transfer

(i)
Prior to the hiring, promotion or transfer of a person that would result in such person serving as a covered associate of Finisterre, such person will be required to disclose, as a condition of the hiring, promotion or transfer, all of the contributions and payments made by such person to Candidates, political action committees and U.S. state and local political parties within the preceding two years (if the person will solicit clients for Finisterre) or six months (if the person will not solicit clients for Finisterre), but not prior to March 14, 2011. To the extent Finisterre is aware that the person has made a contribution or payment in violation of these procedures, Finisterre will make a determination as to whether to hire, promote or transfer such person to serve as a covered associate.

(ii)
Finisterre will include a representation in its US employment agreements dated on or after March 14, 2011 that the employee has not, within the preceding two years (if the employee will solicit clients for Finisterre) or six months (if the employee will not solicit clients), made a contribution to (a) any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any such person who is running for federal office, (b) a political action committee, or (c) a state or local political party, other than those contributions that were made prior to March 14, 2011 or that are disclosed to Finisterre.

C)    Payments to Third Parties to Solicit Advisory Business from Government Entities

(i)
Review and Approval of Third Party Solicitation Agreements: Compliance will review and approve each third party solicitation agreement or arrangement prior to Finisterre entering into such agreement or arrangement.

Appendix E – Finisterre Code of Ethics

(ii)
Required Disclosure by Regulated Persons: Prior to Finisterre providing or agreeing to provide payment to a third party on or after September 13, 2011 to solicit advisory business from a government entity on its behalf, the Chief Compliance Officer will require the third party to provide, as a condition to Finisterre engaging such third party, a written representation regarding its status as a regulated person.

(iii)
Ongoing Review of Regulated Person Status: In the event Finisterre provides or agrees to provide payment to a third party on or after September 13, 2011 to solicit advisory business from a government entity, Finisterre will require such third party to provide Finisterre with satisfactory representations that the third party meets and will continue to meet the definition of a regulated person as of such date or will obtain such other evidence as Finisterre deems satisfactory to verify such third party’s status as a regulated person as of such date.

(iv)
Recordkeeping: Finisterre will keep a list of the name and business address of each regulated person to whom Finisterre provides or agrees to provide, on or after September 13, 2011, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf.

III.	Definitions
“Contributions” means gifts, subscriptions, loans, advances, deposits of money, or anything of value made for: (i) the purpose of influencing any election for U.S. federal, state or local office; (ii) payments of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.
“Covered associates” means (i) Finisterre’s general partners, managing members, executive officers and other individuals with a similar status or function; (ii) Finisterre’s employees who solicit a government entity for Finisterre and persons who supervise, directly or indirectly, such employees; and (iii) any political action committee controlled by Finisterre or by any person described in (i) or (ii) above. An “executive officer” of Finisterre means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer of Finisterre who performs a policy-making function or any other person who performs similar policy-making functions for Finsiterre.
“Covered Investment Pool” means (i) an investment company registered under the U.S. Investment Company Act of 1940 that is an investment option of a plan or program of a government entity or (ii) any company that would be an investment company under section 3(a) of the U.S. Investment Company Act of 1940, but for the exclusion provided from that definition by either section 3(c)(1), section 3(c)(7) or section 3(c)(11) of that Act.
“Government entity” means any U.S. state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “defined benefit plan” as defined in section 414(j) of the U.S. Internal Revenue Code, or a state general fund; (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Appendix E – Finisterre Code of Ethics

“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of Finisterre by the government entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of Finisterre by the government entity.
“Payments” means gifts, subscriptions, loans, advances or deposits of money or anything of value.
“Regulated person” means

(i)
an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”) that has not, and whose covered associates have not, within two years of soliciting a government entity, (A) made a contribution to an official of that government entity other than as permitted by Rule 206(4)-5(b)(1), and (B) coordinated or solicited any person or political action committee to make any contribution to an official of a government entity to which Finisterre is providing or seeking to provide investment advisory services or payment to a political party of a state or locality where Finisterre is providing or seeking to provide investment advisory services, or

(ii)
a “broker”, as defined in section 3(a)(4) of the U.S. Securities Exchange Act of 1934, or a “dealer”, as defined in section 3(a)(5) of that Act, that is registered with the SEC and is a member of a national securities association registered under section 15A of that Act (e.g., the U.S> Financial Industry Regulatory Authority, Inc.), provided that (A) the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such restrictions are consistent with the objectives of such Rule.

“Solicit” means (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, Finisterre, and (ii) with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.